Cincinnati Bell Elects New Board Member Martin J. Yudkovitz

CINCINNATI - July 2, 2015 - Cincinnati Bell Inc. (NYSE: CBB) today announced the election of Martin J. Yudkovitz as a director of the Company.

Until his recent retirement, Mr. Yudkovitz, 61, led The Walt Disney Company Strategic Innovation Group, which identifies and develops new businesses for Disney across all of its business lines and manages the corporate-wide process for strategic business innovation.

Prior to that role, Mr. Yudkovitz served as Senior Vice President for Corporate Strategy and Business Development at Disney, starting in June 2005.

Prior to joining Disney, Mr. Yudkovitz was President of TiVo, the pioneering DVR innovator.

Mr. Yudkovitz was previously a long-time senior executive at NBC, working in virtually all areas of the business and on almost all of NBC’s major strategic projects during his 20 years at the company. Among the positions he held at NBC were President of NBC Business Development, Founder and President of NBC Digital Media, and Executive Vice President of NBC, Inc.

He was among the small initial team that developed and launched CNBC, NBC’s first cable network. Mr. Yudkovitz was also the primary designer of the innovative partnership with Microsoft that formed MSNBC, NBC’s second cable network.

Mr. Yudkovitz joined NBC in 1983, briefly serving as Senior Counsel in the Law Department, before moving to NBC Sports, where he led business affairs for both the Seoul and Barcelona Olympics, for which he won an Emmy.

Mr. Yudkovitz is a Senior Fellow at Duke University’s Fuqua/Coach K Center on Leadership and Ethics, a Dean’s Fellow at the University of Virginia Darden School of Business and an Adjunct Professor of UVA’s McIntire School of Commerce.
About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions - including local and long distance voice, data, high-speed internet and video - that keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world. In addition, enterprise customers across the United States rely on CBTS, a wholly-owned subsidiary, for efficient, scalable office communications systems and end-to-end IT solutions. Cincinnati Bell owns approximately 11 percent of CyrusOne (NASDAQ: CONE), which is held in the form of CyrusOne common stock and CyrusOne LP partnership units. CyrusOne specializes in highly reliable enterprise-class, carrier-neutral data center properties and provides mission-critical data center facilities that protect and ensure the continued operation of IT infrastructure for its customers. For more information, please visit www.cincinnatibell.com.

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Cincinnati Bell Inc.
Investor contact:
Josh Duckworth
+1 513 397 2292
joshua.duckworth@cinbell.com

Media contact:
Jane Weiler
+1 513 397 9941
jane.weiler@cinbell.com